                                  EXHIBIT 23e(1)

                                AMENDMENT TO THE

                             DISTRIBUTION AGREEMENT

                                     between

                              DOMINION FUNDS, INC.
                      (Dominion Insight Growth Fund Series)

                                       and

                           NORTHSTAR SECURITIES, INC.

         The Distribution Agreement dated July 9, 1998 (the "Agreement"), by and between Dominion Funds, Inc., a Texas corporation (the "Company"), with respect to its Dominion Insight Growth Fund series (the "Fund"), and Northstar Securities, Inc., a Texas corporation (the "Distributor"), is hereby amended as follows:

The Fund and the Distributor agree that the applicable sales charge on all sales of the Fund's shares that occur on or after April 1, 1999 shall be waived. Shares of the Fund will thereafter be sold at a public offering price equal to net asset value per share, without a sales charge. The Fund and the Distributor reserve the right to reinstate the sales load at any time by means of a supplement to the Fund's current prospectus to that effect.

         IN WITNESS WHEREOF, the parties have caused this amendment to the Agreement to be executed in duplicate on the 15th day of March, 1999.

                            DOMINION FUNDS, INC.
                            on behalf of its Dominion Insight Growth Fund Series


                            By:/s/ Douglas W. Powell
                               ---------------------
                                   President


                            NORTHSTAR SECURITIES, INC.


                            By:/s/ Anita Mills-Barry
                               ---------------------
                                   President